Exhibit 99.1

Contacts:

Joshua Grass                                           Fredda Malkoff
Manager, Investor and Financial Relations              Account Director
BioMarin Pharmaceutical Inc.                           Feinstein Kean Healthcare
(415) 884-6777                                         (617) 577-8110
jgrass@biomarinpharm.com                               fmalkoff@fkhealth.com

For Immediate Release:

            BioMarin Announces Second Quarter 2002 Financial Results

        Conference Call and Webcast to be Held Today at 4:15 PM ET (2215 CET)

Novato, CA, August 1, 2002 - BioMarin Pharmaceutical Inc. (Nasdaq and Swiss SWX New Market: BMRN) today announced financial results for its second quarter ended June 30, 2002. The net loss was $14.4 million ($0.27 per share) for the second quarter of 2002 compared to $12.0 million ($0.30 per share) for the second quarter of 2001. The net loss was $41.0 million ($0.77 per share) for the six months ended June 30, 2002 compared to $21.7 million ($0.57 per share) for the six months ended June 30, 2001. BioMarin had $100.6 million in cash, cash equivalents and short-term investments as of June 30, 2002.

The net loss in the second quarter of 2002 was primarily due to the continued development of the Company's lead product programs: AldurazymeTM for MPS I, AryplaseTM for MPS VI, and NeutralaseTM for heparin reversal.

Recent Achievements

Fredric D. Price, BioMarin's Chairman and Chief Executive Officer, commented, "Since May, we have made significant progress in our clinical development programs. I am pleased to highlight the following recent achievements and upcoming events:"

o BioMarin received a U.S. patent covering AldurazymeTM for the treatment of MPS I. Aldurazyme is a specific form of purified recombinant human alpha-L-iduronidase that is being investigated as an enzyme replacement therapy for MPS I, a life-threatening genetic disease for which no specific drug treatments currently exist. The patent claims unique characteristics of the pharmaceutical composition of Aldurazyme. This patent, which protects a highly purified form of alpha-L-iduronidase, supports the intellectual property position for using Aldurazyme to treat MPS I.

o BioMarin and Genzyme submitted the final portion of their "rolling" Biologics License Application (BLA) for Aldurazyme to the U.S. Food and Drug Administration (FDA). The final portion of the BLA includes clinical data from the six-month, placebo-controlled Phase 3 trial of Aldurazyme, six months of data from the ongoing open-label Phase 3 extension study, and three years of data from the Phase 1 trial and extension study. As part of the BLA submission, BioMarin and Genzyme have formally requested Priority Review.

o BioMarin appointed a new Chief Financial Officer and elected three new members to its Board of Directors. Louis Drapeau joined BioMarin as Vice President, Finance & Chief Financial Officer, and Secretary. In addition, Franz Cristiani, retired Partner of Arthur Andersen, LLP, Elaine Heron, PhD, Chairman and CEO of Picoliter Inc., and Vijay Samant, President and CEO of Vical Incorporated, were elected to the Board.

o BioMarin established a Science Advisory Board (SAB) comprised of leading scientists and physicians who will provide management with critical scientific and strategic input as the Company continues to develop its pipeline of enzyme therapeutics.

o The principal investigator from the Phase 1 clinical trial of Aryplase for MPS VI presented positive findings from the trial's extension study that indicate Aryplase continues to be well-tolerated at both dose levels by the five patients who have received treatment for a total of 48 weeks. In addition, the 1.0 mg/kg dose continued to produce a greater sustained reduction than the 0.2 mg/kg dose in the excretion of urinary glycosaminoglycans (GAGs) over 48 weeks. The reduction in urinary GAGs indicates that Aryplase is breaking down the complex carbohydrate materials that otherwise accumulate in patients with MPS VI and lead to the debilitating and life-threatening symptoms of the disease.

o Investigators from the Phase 3 clinical trial of Aldurazyme for MPS I presented detailed results from the double-blind portion of the trial and preliminary six-month findings from the trial's ongoing open-label extension study. Data from the extension study indicate patients who received Aldurazyme for twelve months continued to improve upon the results seen in the first six months of treatment.

o BioMarin commenced preclinical studies of NeuroTransTM and initiated key steps to continue building the technology's intellectual property position. NeuroTrans is the proprietary brain delivery technology that BioMarin is developing to treat neurological problems associated with many lysosomal storage disorders.

Upcoming Events

o BioMarin will hold its annual stockholders' meeting on August 13, 2002 at 10:00 a.m. The annual meeting will be held at the Embassy Suites Hotel, located at 101 McInnis Parkway in San Rafael, CA. At this year's annual meeting, BioMarin stockholders will vote on, among other items, the Company's planned acquisition of all the outstanding shares of Glyko Biomedical Ltd. Glyko Biomedical's principal asset is an approximate 21% ownership interest in the capital stock of BioMarin.

o BioMarin and Genzyme expect a decision regarding FDA's acceptance of the Aldurazyme BLA and its Priority Review status by the end of September 2002.

o BioMarin plans to initiate the first of two Phase 3 clinical trials of NeutralaseTM for the reversal of heparin following Coronary Artery Bypass Graft (CABG) surgery during the third quarter of this year.

BioMarin will host a conference call and webcast to discuss second quarter financial results today at 4:15 PM ET (2215 CET). This event can be accessed on the BioMarin website at: http://investor.biomarinpharm.com.

Date: August 1st, 2002
Time: 4:15 PM ET (2215 CET)
U.S. & Canada Toll-free Dial in #:1-800-915-4836
International Dial in #: 1-973-317-5319
Replay Toll-free Dial in #: 1-800-428-6051
Replay International Dial in #: 973-709-2089
Replay Code #: 254590

BioMarin  specializes in the  development and  commercialization  of therapeutic
enzyme   products  to  treat  serious,   life-threatening   diseases  and  other
conditions.

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including the following potential future products: Aldurazyme for the treatment of MPS I, Neutralase for the reversal of anticoagulants, Aryplase for the treatment of MPS VI, and NeuroTrans for the delivery of enzymes across the blood-brain barrier. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. Results may differ materially depending on the progress of BioMarin's product programs, the actual results of the current and planned clinical trials, actions of regulatory authorities, including actions related to the Biologics License Application and the Marketing Authorization Application, the closing of the planned acquisition of Glyko Biomedical Ltd., availability of capital, future actions in the pharmaceutical market and developments by competitors, and those factors detailed in BioMarin's filings with the Securities and Exchange Commission such as 10Q, 10K and 8K reports. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

AldurazymeTM is a trademark of BioMarin/Genzyme LLC.  All rights reserved.

                          BioMarin Pharmaceutical Inc.
                     Condensed Consolidated Balance Sheets

                                 (in thousands)


                                                               December 31,      June 30,
                                                                  2001             2002
                                                            ---------------     -------------
                                                                                 (unaudited)
Assets
Current assets:
 Cash and cash equivalents                                    $      12,528       $    19,363
 Short-term investments                                             118,569            81,195
 Due from BioMarin/Genzyme LLC                                        3,096             2,135
 Current assets of discontinued operations of Glyko, Inc.               668               687
 Other current assets                                                 1,922             2,175
                                                            ---------------     -------------
  Total current assets                                              136,783           105,555

Investment in BioMarin/Genzyme LLC                                    1,145             2,356
Property, plant and equipment, net                                   32,560            32,704
Other non-current assets                                              1,323             1,358
                                                            ---------------     -------------
 Total assets                                                 $     171,811       $   141,973
                                                            ---------------     -------------
                                                            ---------------     -------------


Liabilities and Stockholders' Equity
Current liabilities:
 Accounts payable                                             $       4,284       $     2,014
 Accrued liabilities                                                  2,198             3,348
 Current liabilities of discontinued operations of Glyko, Inc.          229               158
 Other short-term liabilities                                         1,591             2,211
                                                            ---------------     -------------
  Total current liabilities                                           8,302             7,731

  Long-term liabilities                                               3,961             3,463
                                                            ---------------     -------------
  Total liabilities                                                  12,263            11,194
                                                            ---------------     -------------
Stockholders' equity:
 Common stock                                                            52                53
 Additional paid-in capital                                         305,230           316,813
 Common stock warrants                                                5,134             5,219
 Deferred compensation                                                (699)             (281)
 Notes receivable from stockholders                                 (2,037)           (2,108)
 Accumulated other comprehensive income                                (13)               216
 Accumulated deficit                                              (148,119)         (189,133)
                                                            ---------------     -------------
  Total stockholders' equity                                        159,548           130,779
                                                            ---------------     -------------
  Total liabilities and stockholders' equity                  $     171,811       $   141,973
                                                            ---------------     -------------
                                                            ---------------     -------------


                          BioMarin Pharmaceutical Inc.
                     Consolidated Statements of Operations

                     (in thousands, except per share data)
                                  (unaudited)

                                                      Three Months Ended June 30,       Six Months Ended June 30,
                                                      ---------------------------       -------------------------
                                                          2001          2002               2001           2002
                                                      ------------- -------------       ------------ ------------
Revenues
   Revenues from BioMarin/Genzyme LLC                  $   2,852      $   3,423           $   5,542    $  7,215
   Revenues - other                                          160              -                 160           -
                                                      ------------- -------------       ------------ ------------
      Total revenues                                       3,012          3,423               5,702       7,215

Operating Costs and Expenses
   Research and development                               11,506         13,336              21,163      26,554
   General and administrative                              1,536          3,062               3,010       6,988
   In-process research and development                         -              -                   -      11,223
                                                      ------------- -------------       ------------ ------------
      Total operating costs and expenses                  13,042         16,398              24,173      44,765

Loss from operations                                     (10,030)       (12,975)            (18,471)    (37,550)

Interest income                                              436          1,024                 904       1,404
Interest expense                                              (1)          (161)                 (3)       (252)
Equity in loss of BioMarin/Genzyme LLC                    (1,736)        (2,461)             (2,844)     (4,759)
                                                      ------------- -------------       ------------ -----------
Net loss from continuing operations                      (11,331)       (14,573)            (20,414)    (41,157)

   Income (loss) from discontinued operations               (638)           172              (1,255)        294
   Loss from disposal of discontinued operations               -            (10)                  -        (151)
                                                      ------------- -------------       ------------ -----------
Net loss                                               $ (11,969)     $ (14,411)          $ (21,669)   $(41,014)
                                                      ------------- -------------       ------------ -----------
                                                      ------------- -------------       ------------ -----------
Net loss per share, basic and diluted
   Loss from continuing operations                     $   (0.28)     $   (0.27)          $   (0.54)   $  (0.78)
                                                      ------------- -------------       ------------ -----------
   Income (loss) from discontinued operations          $   (0.02)     $       -           $   (0.03)   $   0.01
                                                      ------------- -------------       ------------ -----------
   Loss on disposal of discontinued operations         $       -      $       -           $       -    $      -
                                                      ------------- -------------       ------------ -----------
   Net loss                                            $   (0.30)     $   (0.27)          $   (0.57)   $  (0.77)
                                                      ------------- -------------       ------------ -----------

Weighted average common shares outstanding                39,587         53,407              38,313      52,973
                                                      ------------- -------------       ------------ -----------
